ESW Group® closes on the acquisition of certain assets from Cleaire Advanced Emissions Controls, LLC.

Wednesday, April 24, 2013

Montgomeryville, PA. – (PRESS RELEASE)

On April 18, 2013, ESW Group® closed on the acquisition of certain assets from Cleaire Advanced Emissions Controls, LLC (“Cleaire”).  Cleaire has been engaged in the design, development and manufacturing of retrofit emission control systems for diesel engines.

As previously disclosed in our April 12, 2013 Form 8-K filing, Environmental Solutions Worldwide, Inc. (the “Company”) had entered into an asset purchase agreement (the “Asset Purchase Agreement”) with the acting receiver for Cleaire.  On April 18, 2013, the Court issued the sale order to consummate the transactions contemplated by the Asset Purchase Agreement, and subsequently, the contemplated asset acquisition and assumption of certain limited liabilities was consummated for a purchase price of $1.4 million plus a portion of gross profit realized on a certain purchase order.

The Company has established a new wholly owned Subsidiary, ESW CleanTech Inc. (“ESW CleanTech”), a Delaware corporation, which will house the acquired assets.  ESW CleanTech will operate out of San Diego, California.

Mark Yung, Executive Chairman of the Company, noted: “We are excited to have completed this transaction.  The assets acquired from Cleaire are complementary to the Company’s existing business and we intend to work to realize synergies from this acquisition.”

About Environmental Solutions Worldwide Inc.,

Headquartered in Montgomeryville, PA, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW America, Inc., Technology Fabricators Inc., ESW Technologies Inc., ESW CleanTech Inc., and ESW Canada, Inc. (together, “ESW Group®” ) in the design, development, manufacturing, testing and sales of technologies for both the environmental control, military and OEM sectors. ESW Group® currently manufactures and markets catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group® of Companies also operates a comprehensive emissions testing laboratory that is capable of certification / verification testing for EPA / CARB & Mine Safety and Health Administration (“MSHA”).

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The “Act”). In particular, when used in the preceding discussion, the words “pleased” “plan,” “confident that,” “believe,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks and potential costs associated with integrating the operations of the assets acquired from Cleaire with the operations of the Company, the Company incurring unexpected liabilities relating to operating such acquired assets, the failure to realize the synergies anticipated by the acquisition of such acquired assets, market conditions, general acceptance of the Company’s products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company’s SEC reports and filings.

FOR MORE INFORMATION CONTACT:

Environmental Solutions Worldwide Inc.

Email: Investor-relations@cleanerfuture.com

www.eswgroup.com